Exhibit 10.2

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

DATED 6 DECEMBER 2004

ARCH REINSURANCE LTD.
AS OBLIGOR

WITH

BARCLAYS BANK PLC
AS LENDER

AMENDMENT AGREEMENT
RELATING TO A
LETTER OF CREDIT AND REIMBURSEMENT
AGREEMENT
DATED AS OF 25 NOVEMBER 2003

THIS AGREEMENT is dated as of December 6, 2004 and is made effective as of the Effective Date (as defined below) between:

(1)                            ARCH REINSURANCE LTD., a corporation organized and existing under the laws of Bermuda (the “Obligor”); and

(2)                            BARCLAYS BANK PLC (the “Lender”).

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Effective Date” means the date on which the Lender confirms to the Obligor that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Lender.

“Original Facility Agreement” means the Letter of Credit and Reimbursement Agreement dated as of November 25, 2003 between Arch Reinsurance Ltd., as the Obligor and the Lender, as amended and restated on August 19, 2004 and as further amended on November 24, 2004.

“Restated Agreement” means the Original Facility Agreement, as amended by this Agreement, the terms of which are set out in Schedule 2 (Restated Agreement).

1.2                           Incorporation of Defined Terms

(a)                                      Unless a contrary indication appears, a term used in any other Fundamental Document or in any notice given under or in connection with any Fundamental Document has the same meaning in that Fundamental Document or notice as in this Agreement.

(b)                                     The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3                           Clauses

(a)                                      In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule of this Agreement.

(b)                                     Clause and Schedule headings are for ease of reference only.

2.                                 AMENDMENT

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Agreement).

3.                                 REPRESENTATIONS

The Obligor makes the representations specified in clause 4 of the Original Facility Agreement as if each reference in those representations to “this Agreement” or “the Fundamental Documents” includes a reference to (a) this Agreement and (b) the Restated Agreement.

4.                                 CONTINUITY AND FURTHER ASSURANCE

4.1                           Continuing obligations

The provisions of the Fundamental Documents shall, save as amended in this Agreement, continue in full force and effect.

4.2                           Further assurance

The Obligor shall, at the request of the Lender and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.                                 FEES, COSTS AND EXPENSES

5.1                           Transaction expenses

The Obligor shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.2                           Enforcement costs

The Obligor shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under this Agreement.

5.3                           Stamp taxes

The Obligor shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

6.                                 MISCELLANEOUS

6.1                           Incorporation of terms

The provisions of clause 7.1 (Amendments and Waivers), clause 7.6 (Governing Law), clause 7.7 (Consent to Jurisdiction) and clause 7.8 (Waiver of Jury Trial) of the Restated Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2                           Designation as Fundamental Document

The Obligor and the Lender designate this Agreement as a Fundamental Document by execution of this Agreement for the purposes of the definition of Fundamental Document in the Original Facility Agreement.

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6.3                           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.                                 Obligor

1.1                           A director’s certificate certifying that there have been no changes to its constitutional documents since November 24, 2004

1.2                           A copy of the resolutions of the board of directors:

1.2.1                            approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

1.2.2                            authorizing a specified person or persons to execute this Agreement on its behalf; and

1.2.3                            authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

1.3                           A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

1.4                           A certificate of the Corporate Secretary, or the equivalent thereof, certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal Opinions

2.1                           A legal opinion of Clifford Chance LLP, as special New York counsel to the Lender.

2.2                           A legal opinion of the Bermudan legal adviser to the Obligor in form and substance satisfactory to the Lender.

3.                                 Other documents and evidence

A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Obligor accordingly) in connection with the entry into and performance of the transaction contemplated by this Agreement or for the validity and enforceability of this Agreement.

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SCHEDULE 2

RESTATED AGREEMENT

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SIGNATURES

The Obligor

ARCH REINSURANCE LTD.

/S/ MARC GRANDISSON

By:	Marc Grandisson, as President, Deputy Chairman and Chief Operating Officer

The Lender

BARCLAYS BANK PLC

/S/ RICHARD ASKEY

By:	Richard Askey

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LIMITED LIABILITY PARTNERSHIP

DATED AS OF NOVEMBER 25, 2003

(AS AMENDED AND RESTATED ON AUGUST 19, 2004 AND ON NOVEMBER 24,

2004 AND AMENDED AND RESTATED ON DECEMBER 6, 2004)

AND

ARCH REINSURANCE LTD.

as Obligor

and

BARCLAYS BANK PLC

as Lender

AMENDED AND RESTATED LETTER OF CREDIT

AND

REIMBURSEMENT AGREEMENT

CONTENTS

Clause

1.	Definitions And Interpretation

2.	Terms Of The Letter Of Credit Facility

3.	Conditions Of Issuance Of Letters Of Credit

4.	Representations And Warranties

5.	Covenants

6.	Events Of Default And Remedies

7.	Miscellaneous

Schedule 1	EXISTING ENCUMBRANCES

Schedule 2	EXISTING INDEBTEDNESS

Schedule 3	DISPOSITIONS

Exhibit A-1 - Form of Tranche A Letters of Credit

Exhibit A-2 - Form of Tranche B Letters of Credit

Exhibit B - Arch Reinsurance Security Agreement

Exhibit C - Form of Standby Letter of Credit Application

Exhibit D - Form of Adjusted Collateral Value Certificate

Exhibit E - Form of Compliance Certificate

LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of November 25, 2003 (as amended and restated on August 19, 2004, and on November 24, 2004 and amended and restated on December 6, 2004 and otherwise amended and supplemented from time to time, this “Agreement”) by and among Arch Reinsurance Ltd., a Bermuda company (the “Obligor”), and Barclays Bank PLC (the “Lender”).

1.          DEFINITIONS AND INTERPRETATION

1.1        Definitions

Unless the context clearly otherwise requires, the following terms shall have the following respective meanings:

“Adjusted Collateral Value” means, with respect to the Obligor and at any date of determination, an amount equal to the sum of (A) (i) to the extent that such Investments are comprised solely of U.S. Government Securities, 90% of the market value of the aggregate Investments in the Custodial Account, or (ii) to the extent that such Investments are not comprised solely of U.S. Government Securities, 86.96% of the market value of the aggregate Investments in the Custodial Account, and (B) 100% of the amount of the aggregate cash deposits in the Custodial Account.  The Investments shall be “marked to market” by the Custodian on a daily basis but the Custodian shall provide only monthly reporting.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Applicable Insurance Regulatory Authority” means the insurance department or similar administrative authority or agency that has the principal regulatory jurisdiction over the Obligor or other Person.

“Beneficiary” means any Person designated a beneficiary of a Letter of Credit issued pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London and Bermuda are authorized or required to close.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease.  For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Closing” means the delivery of the executed Fundamental Documents by the parties thereto on the Closing Date.

“Closing Date” means the date on which all of the conditions set forth in Clause 3.1 shall have been satisfied or waived by the Lender.

“Code” means the U. S. Internal Revenue Code of 1986, as amended from time to time, and any rule or regulation issued thereunder.

“Collateral” has the definition set forth in Clause 2.8 (Collateral Security).

“Compliance Certificate” means a compliance certificate delivered to the Lender pursuant to sub-clause 5.1.2(i) (Compliance Certificate) of Clause 5.1 substantially in the form set out in Exhibit E hereto.

“Constituent Documents” means, with respect to any Corporation, such Corporation’s certificate of incorporation, memorandum of association or other similar document concerning the formation, organization and existence of such Corporation required under the laws of the jurisdiction of organization of such Corporation, and such Corporation’s by-laws or other similar document required under the laws of such jurisdiction of organization.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which are treated as a single employer under Section 414 of the Code.

“Consolidated Net Income” means, for any Person, for any period, net income (or loss) after income taxes of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Corporation” includes companies, associations, corporations, partnerships, limited liability companies and other legal entities of all kinds.

“Custodial Account” shall have the meaning set forth in the Security Agreements executed and delivered by the Obligor.

“Custodian” shall have the meaning set forth in the Custodian Agreement.

“Custodian Agreements” means the Custody Agreement dated 24 November 2003, between Fleet National Bank, as Custodian, and Arch Reinsurance as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition specified in Clause 6.1, which, upon the giving of notice, the lapse of time, or the happening of any further condition, would become an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than United States Dollars, at any date of determination thereof, the amount of United States Dollars obtained by converting such currency involved in such computation into United States Dollars at the spot rate for the purchase of United States Dollars with the applicable currency as published in the Financial Times (or any successor thereto) on the date of such determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” has the meaning given to it in Clause 4.12( ERISA)

“Event of Default” has the definition set forth in Clause 6.1.

“Facility” means the Letters of Credit that the Lender is willing to issue under this Agreement as determined in its sole and absolute discretion in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for the Obligors) not to exceed at the time of issuance of any Letter of Credit $175,000,000 (United States Dollars or the foreign currency Dollar Equivalent of any of the following G7 nations: Canada, the European Union, and United Kingdom) in the aggregate.

“Facility Availability Date” means December 31, 2005.

“Facility Termination Date” means December 31, 2008.

“Federal Funds Rate” means, for any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Lender on such Business Day on such transactions as determined by the Lender.

“Fundamental Documents” means and includes each of the following for the time being in force:

(a)             this Agreement;

(b)            the Letters of Credit;

(c)             the Security Agreement;

(d)            the Custodian Agreement; and

(e)             any other Security Document.

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of the Obligor under insurance contracts, reinsurance agreements or retrocession agreements.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) reimbursement obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) Rate Hedging Obligations of such Person; and (h) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person.  For the avoidance of doubt, Indebtedness shall not include (v) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (w) obligations of the Obligor with respect to Policies, (x) obligations arising under deferred compensation plans of the Obligor and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Obligor, (y) obligations with respect to products underwritten by the Obligor in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations and (z) reinsurance agreements entered into by the Obligor in the ordinary course of business.

“Interest Rate” means the rate of interest per annum equal to two percentage points (2%) above the LIBOR from time to time in effect, not to exceed the maximum rate of interest permitted by applicable law.

“Investment” means (i) U.S. Government Securities and (ii) debt securities of corporate issuers which (x) are denominated in United States Dollars, (y) in the aggregate have an average weighted minimum rating of not less than AA- by S&P and Aa3 by Moody’s and (z) individually have a minimum rating of not less than BBB by S&P and Baa2 by Moody’s, provided, however, that, for purposes of the foregoing paragraph (ii), no more than 10% of the aggregate Investments maintained in the Custodial Account established in the name of the Obligor may consist of debt securities of corporate issuers with a rating of A or lower by S&P and Aa3 by Moody’s.

“ISP” means the International Standby Practices (ISP 1998), International Chamber of Commerce Publication No. 590.

“Issue Date” means the date on which a Letter of Credit is issued.

“Lender” means Barclays Bank PLC.

“Letter(s) of Credit” means either a Tranche A Letter of Credit and/or a Tranche B Letter of Credit.

“Letter of Credit Obligations” means, as at any date of determination thereof, on an aggregate basis for all Letters of Credit issued at the request of the Obligor, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit (assuming, notwithstanding any provision of a Letter of Credit to the contrary, that such Beneficiary was then entitled to draw the full amount remaining available thereunder) but which has not been drawn as of that date (for purposes of any Letters of Credit denominated in the currency of Canada, the European Union, or the United Kingdom, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit shall be deemed to be the Dollar Equivalent of such amount as of such date).

“LIBOR” means,

(a)             the applicable Screen Rate; or

(b)             (if no Screen Rate is available for the applicable currency) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading Banks in the London interbank market, as of the relevant time on the quotation date in accordance with market practice for the offering of deposits in such currency and for the specified period.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means an event or circumstance which has or could reasonably be expected to have a material adverse effect on:

(a)             the ability of the Obligor to meet the obligations of this Agreement;

(b)            the business assets or financial condition of the Obligor or the Parent; or

(c)             the validity or enforceability of the rights and remedies of the Lender under the Fundamental Documents.

“Moody’s” means Moody’s Investor Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of any Affiliate of the Obligor.

“Net Worth” means the excess of total assets over total liabilities of the Group which shall be determined on a consolidated basis in accordance with GAAP.

“Obligor” means Arch Reinsurance Ltd., a Bermuda company.

“Parent” means Arch Capital Group Ltd., a Bermuda company.

“Person” means and includes an individual, a partnership, trust, estate, corporation, company, unincorporated organization, limited liability company and a government or any agency, instrumentality or political subdivision thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Credit Party or any member of the Controlled Group may have any liability.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable governmental authorities) by the Obligor and any coinsurance agreements entered into or to be entered into by the Obligor.

“Rate Hedging Obligations” means, for any Person, any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, or any similar derivative transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reference Banks” means the principal London office of Barclays Bank PLC or such other banks as may be appointed by the Lender.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect from the date of this Agreement.

“Reimbursement Obligations” means with respect to the Obligor, all of its obligations pursuant to Clause 2.2 to reimburse the Lender for payments made by the Lender upon any drawings under any Tranche A Letter of Credit or any Tranche B Letter of Credit issued at the request of the Obligor and to pay to the Lender all other amounts that are payable by the Obligor to the Lender pursuant to this Agreement and the other Fundamental Documents.  For purposes of drawings under any Letters of Credit denominated in the currency of Canada, the European Union or the United Kingdom, the amount of such drawing shall be deemed to be the Dollar Equivalent of such amount as of the date of repayment of such drawing, provided, however, that, solely for the purpose of determining the Obligor’s compliance with the requirements of Clause 5.1.3 hereof and Clause 1 of either Security Agreement on any given date, the amount of any such unreimbursed drawing shall be deemed to be the Dollar Equivalent of such amount as of such date.

“Repeating Representations” means the representations which are set out in Clause 4.1 to Clause 4.15 inclusive.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Agreement.

“SAP Financial Statements” means the financial statements of the Obligor which have been submitted or are required to be submitted to the Applicable Insurance Regulatory Authority.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. or any successor thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency period, displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate.

“Security” means a mortgage, pledge, Lien or other security interest securing any obligation of any person or any other agreement or arrangement having a substantially similar effect.

“Security Agreement” means the Security Agreement, dated November 25, 2003, in the form of Exhibit B hereto, between the Lender and the Obligor, as the same may be amended, supplemented, restated or otherwise modified from time to time, securing the obligations of the Obligor under this Agreement and the relevant Letters of Credit.

“Security Documents” means, collectively, the Security Agreement and each other instrument or agreement that secures or guarantees the Reimbursement Obligations.

“Single Employer Plan” means a Plan maintained any member of the Controlled Group for employees of any member of the Controlled Group.

“Subsidiary” of a Person means:

(a)             any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or

(b)            any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Obligor.

“Tax” means any present or future tax, rate, duty, impost, governmental charge or levy, including, without limitation thereto, any corporation, income (other than any taxes imposed on or measured by the gross income or profits of the Lender), value added, capital gains, sales, transfer, use, excise, occupation, franchise, property, stamp or other tax or duty and any license, registration and recording fee and all penalties, fines, interest imposed, assessed or otherwise payable in respect of any of the foregoing and all deductions or withholdings required to be made in respect of any of the foregoing levied, assessed, charged or required by any government or taxing authority in any country.

“Tranche A Letter(s) of Credit” means the irrevocable standby letters of credit issued for the benefit of The Society and Council of Lloyds or its affiliates or the managing agents of any Lloyds’ syndicate reinsured by the Obligor under this Agreement having an expiry date up to five (5) years from the date of issue in the aggregate issued amount at any one time when aggregated with any other outstanding Letters of Credit under this Agreement not to exceed a face amount of $175,000,000.00 (United States Dollars).

“Tranche B Letter(s) of Credit” means the irrevocable standby letters of credit issued to a Beneficiary under this Agreement having an expiry date 364 days from the date of issue in the aggregate issued amount at any one time when aggregated with any other outstanding Tranche B Letters of Credit under this Agreement not to exceed a face amount of $25,000,000.00 (United States Dollars).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States, or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.  In no event shall U.S. Government Securities include any security providing for the payment of interest only.

1.2         Interpretation

1.2.1         The terms “hereof,” “hereunder” and “herein” refer to this Agreement as a whole.

1.2.2         References by number to Clauses, Schedules and Exhibits refer to the Clauses, Schedules and Exhibits of this Agreement unless otherwise stated.

1.2.3         The singular form of any word also refers to the plural form of such word, and vice versa, and any word of any particular gender includes the correlative words of the other genders.

1.2.4         Any references in this Agreement to one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

2.           TERMS OF THE LETTER OF CREDIT FACILITY

2.1         The Letters of Credit

2.1.1         On the terms and subject to the further conditions hereinafter set forth and upon satisfaction of the conditions set forth in Clause 3, the Lender hereby agrees to issue on and after the Closing Date Tranche A Letters of Credit and Tranche B Letters of Credit, each dated the date of its issuance, substantially in the form of Exhibit A-1 and Exhibit A-2 respectively hereto and in the aggregate issued at any one time in a face amount not to exceed $175,000,000.00 (United States Dollars) and so long as (after giving effect to the issuance of the requested Letter of Credit) the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations, as more specifically set forth below in sub-clause 2.1.2.  So long as any Letter of Credit is outstanding and has not expired, this Agreement shall continue to be in full force and effect with respect to such Letter of Credit, provided, however, that no Tranche A Letter of Credit shall be renewed, nor shall any Tranche A Letter of Credit be issued, on or after the Facility Availability Date.

2.1.2         The Obligor may, from time to time, request that the Lender issue in the case of Tranche A Letters of Credit during the period from the date hereof to but not including the Facility Availability Date and, in the case of Tranche B Letters of Credit, during the period from the date hereof ending 364 days prior to the Facility Termination Date, in an aggregate face amount (together with the Letter of Credit Obligations and Reimbursement Obligations for the Obligor) at any time issued up to but not exceeding, in the case of Tranche B Letters of Credit, a face amount of $25,000,000 and, in the case of Tranche A Letters of Credit, when aggregated with all outstanding Tranche B Letters of Credit, the amount of the Facility; provided however, (i) the aggregate amount of Letter of Credit Obligations and Reimbursement Obligations at any time issued shall not exceed the Adjusted Collateral Value and (ii) the aggregate face amount of all Tranche A and Tranche B Letters of Credit issued under this Agreement, shall not exceed $175,000,000.  The Obligor shall make such request by executing and delivering to the Lender the Lender’s then standard form standby letter of credit application and related documentation (in hardcopy and/or electronic format acceptable to the Lender).  The current standard form standby letter of credit application is attached as Exhibit C hereto.  If there shall exist any inconsistency between the terms of this Agreement (and the Security Documents) and any such documentation relating to a Letter of Credit issued under this sub-clause 2.1.2, the terms of this Agreement (and the Security Documents) shall control.

2.1.3         Upon written request from the Obligor submitted no earlier than 120 days, but no later than 45 days before the Facility Availability Date, and in the Lender’s sole discretion, this Agreement shall be extended for such period and on the terms and conditions as the Obligor and the Lender may agree.

2.1.4         Lender agrees to use its best endeavours to review the suspension of certain covenants and events of defaults while cash deposits and/or cash equivalents in the Custodian Account exceed the face amount of outstanding Letters of Credit or such Letters of Credit are supported by back-to-back letters of credit from acceptable banking institutions the terms and conditions of which are acceptable to the Lender.

2.2         Reimbursement; Lender’s Responsibility

2.2.1         The Lender shall notify the Obligor of a drawing under any Letter of Credit issued at the request of the Obligor on or prior to the date of payment of such drawing by contacting the Obligor telephonically.  Reimbursement by the Obligor of the amount of each such drawing is due and payable in full (i) on the same day that the Lender honours such drawing, if the foregoing notice is received before 1:00 p.m. (London time) on the date of such drawing or (ii) on the Business Day immediately following the date of such drawing, if the foregoing notice is received after 1:00 p.m. (London time) on the date of such drawing, and the Obligor absolutely and unconditionally agrees to pay or cause to be paid to the Lender, on such date, without demand, the amount of any drawing under a Letter of Credit issued at the request of the Obligor.

2.2.2         The Obligor, absolutely and unconditionally, agrees to pay, or cause to be paid, to the Lender, on demand, interest at the Interest Rate on any amount (including on overdue interest to the extent permitted by law) due by the Obligor hereunder that is not paid when due, for each day such amount is unpaid.

2.3         Obligations of Lender

Whenever the Lender receives a demand for payment under a Letter of Credit, it will promptly examine the demand to determine whether or not it is in conformity with such Letter of Credit under which it is presented.

2.4         Unconditional Obligations of the Obligors

The Obligor agrees with the Lender that the following provisions shall apply with respect to each Letter of Credit issued to the Obligor:

2.4.1         Except as otherwise expressly stated in any Letter of Credit, but without limiting any provision of this Agreement or any Letter of Credit, there may be accepted or honoured as complying with such Letter of Credit any documents of any character that comply with the provisions and interpretations contained in the ISP.

2.4.2         Neither the Lender nor any of its correspondents or agents shall be responsible for: (i) the truth or accuracy of any statement contained in any document received under the Letters of Credit; (ii) the validity, sufficiency or genuineness of any such document believed by the Lender in good faith and in the exercise of ordinary care to be valid, even if wholly fraudulent or forged; (iii) any breach of contract between the Obligor or any other Person and the beneficiary of any Letter of Credit; (iv) interruptions or delays in the transmission or delivery of messages, by mail, courier service or electronic means, whether in cipher or not; (v) any errors or omissions in the translation of any document; (vi) failure or delay in giving any notice or in complying with any other formality; (vii) delay in arrival or failure to arrive of any property or required instrument or document; (viii) failure of any document to bear adequate reference to a Letter of Credit, or failure of any Person to note the amount of any payment on the reverse side of a Letter of Credit or to surrender or to take up a Letter of Credit or to send forward documents as required by the terms of a Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by the Lender; (ix) the fact that any instructions, oral or written, given to the Lender purporting to have been given by or on behalf of the Obligor and believed by the Lender in good faith and in the exercise of ordinary care to be valid which pertain to the issuance of any Letter of Credit, any extension, increase or other modification of any Letter of Credit or other action to be taken or omitted with reference thereto, were wholly or partly insufficient, erroneous, unauthorized or fraudulent; or (x) any other act or omission as to which banks are relieved from responsibility under the terms of the ISP, provided that none of the contingencies referred to in subparagraphs (i) through (x) of sub-clause 2.4.2 is attributable to the gross negligence or wilful misconduct of the Lender or any of its correspondents or agents.

2.4.3         The Obligor will, without expense to the Lender, procure or cause to be procured promptly all necessary licenses which are required with respect to the transaction(s) which is/are the subject of any Letter of Credit issued for the Obligor or to which any such Letter of Credit relates, will comply with or cause to be complied with all applicable governmental regulations in regard thereto, and will furnish or cause to be furnished to the Lender such documents and certificates in respect thereof as the Lender may reasonably require.

2.4.4         The Obligor hereby agrees to indemnify and hold harmless the Lender from and against all liability, loss or expense (including reasonable legal fees, court costs and other expenses which the Lender may incur in enforcing its rights hereunder) incurred as a consequence of (i) any failure on the part of the Obligor duly to perform its agreements contained in this Clause 2.4, (ii) any action taken or omitted by the Lender or any of its correspondents in relation to any Letter of Credit issued at the request of or on behalf of the Obligor, or (iii) any claims asserted by any party to any transaction in connection with which such Letters of Credit are issued, except such liability, loss or expense, if any, as is incurred as a result of the gross negligence or wilful misconduct on the part of the Lender or of any of its correspondents.

2.5         Regulatory Requirements; Additional Costs

The Obligor shall pay to the Lender from time to time upon demand such amounts as the Lender determines in its sole discretion is necessary to compensate the Lender for any costs attributable to the Lender’s issuing or having outstanding, or the Lender’s participation in, or the Lender’s making payment under, any Letter of Credit issued at the request of the Obligor resulting from the application of any domestic or foreign law or regulation or the interpretation or administration thereof applicable to the Lender regarding any reserve, assessment, capitalization (including the cost of maintaining capital sufficient to permit issuance of the Letters of Credit, provided the cost attributed to the Letters of Credit is determined in good faith by any reasonable method) or similar requirement whether existing at the time of issuance of any such Letter of Credit or adopted thereafter, including, without limitation, any reduction in amounts receivable hereunder as a result of any change in applicable law, treaty, regulation, policy or directive, or the imposition of any Tax or increase in any existing Tax, applicable to the transactions contemplated hereunder or the commitment of the Lender hereunder.

2.6         Fees

2.6.1         The Obligor agrees to pay to the Lender the following fees in connection with this Agreement:

(a)       a Letter of Credit renewal fee payable annually in arrears (and calculated based upon a 360-day year and actual days elapsed) on the annual anniversary of the Closing Date in an amount equal to .05% per annum of the amount of the Facility;

(b)       a Letter of Credit unused fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on December 6, 2004 equal to 0.075% per annum of an amount equal to $175,000,000 minus the total Letter of Credit Obligations from time to time outstanding;

(c)       a Letter of Credit upfront fee to be paid to the Lender, prior to or on the Closing Date equal to $180,000; and

2.6.2         The Obligor agrees to pay to the Lender separately, and for its own account, the following fees with respect to Letters of Credit issued at the request of the Obligor:

(a)       a Letter of Credit issuance fee payable quarterly in arrears (and calculated based upon a 360-day and actual days elapsed) on the last Business Day of each March, June, September and December with respect to each Letter of Credit issued at the request of the Obligor in an amount equal to .45% per annum of the maximum face amount of such Letter of Credit outstanding during such quarter provided that, if the Collateral includes, at the time of issuance of a requested Letter of Credit, cash deposits or US Government Securities the Adjusted Collateral Value of which equals the face amount of the requested Letter of Credit, the issuance fee shall be reduced to 0.35% per annum of the maximum face amount of the Letter of Credit outstanding during such quarter;

(b)       all other charges, costs and fees customarily imposed by the Lender in connection with the issuance of such letters of credit.

2.7         Payments and Computations

2.7.1         Except as specifically set forth in this Agreement, all payments to be made by or on behalf of the Obligor under this Agreement shall be made to the Lender, not later than 4:00 p.m. London time, on the date when due, in immediately available funds by federal funds wire to the Lender in the applicable currency at:

if United States dollars:

Correspondent Bank: Barclays Bank PLC, New York

ABA No.: 026 002 574

SWIFT Code: BARC US33

For Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 84560255

if Canadian dollars:

Correspondent Bank: Canadian Imperial Bank of Commerce, Toronto

SWIFT Code: CIBCCATT

For Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 75287566

if euro:

Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 88196666

if pounds sterling:

Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 60950777

or to such other address or account, or to the attention of such other Person as the Lender shall notify the Obligor.

2.7.2         All payments made by or on behalf of the Obligor under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes (other than any taxes imposed on or measured by the gross income or profits of the Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Obligor is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Obligor with respect to any amount payable by it hereunder, it will pay to the Lender, on the date on which such amount becomes due and payable hereunder and in United States Dollars, such additional amount as shall be necessary to enable the Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Obligor.  If, at any time, the Lender, or any permitted assignee of the Lender hereunder (an “Assignee”), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, the Lender or the Assignee shall deliver to the Obligor, through the Lender, on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Obligor in its reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by the Lender or the Assignee (including, without limitation, Internal Revenue Service

Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service) to establish that the Lender or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to the Lender or the Assignee of principal, interest, fees or other amounts payable hereunder.  The Obligor shall not be required to pay any additional amount to the Lender or any Assignee under this sub-clause 2.7.2 if the Lender or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if the Lender or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this sub-clause 2.7.2 shall relieve the Obligor of its obligation to pay any additional amounts pursuant to this sub-clause 2.7.2 in the event that, as a result of any change in applicable law, the Lender or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that the Lender or the Assignee is not subject to withholding as described in the immediately preceding sentence.

2.7.3         All payments made by or on behalf of the Obligor under this Agreement shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest) by the Obligor, then to accrued interest with respect to the Reimbursement Obligations, and the balance on account of outstanding principal with respect to the Reimbursement Obligations; provided, however, that upon the occurrence and during the continuation of an Event of Default, payments will be applied to the obligations of the Obligor to the Lender as the Lender determines in its sole discretion.

2.7.4         All payments which shall be due hereunder on a day that is not a Business Day shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

2.7.5         Computations of interest hereunder and computations of fees stated to be on an annual basis shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

2.8         Collateral Security

All of the obligations of the Obligor to the Lender under this Agreement and the other Fundamental Documents shall be secured by a security interest and pledge granted by the Obligor, as security for the Obligor’s obligations under this Agreement and the Letters of Credit issued at the request of the Obligor, in favour of the Lender, in the securities and other collateral described in each Security Agreement (together with all property or interests therein and all income therefrom and proceeds thereof, collectively, the “Collateral”).

3.           CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT

3.1         Conditions Precedent to Closing and Issuance of Initial Letters of Credit

The obligations of the Lender (in its sole and absolute discretion) to issue any Letter of Credit under this Agreement on or after the Closing Date are subject to the satisfaction, prior to or concurrently with the issuance of any such Letter of Credit, of the following conditions precedent:

3.1.1         Fundamental Documents:  The Obligor shall have executed and delivered to the Lender each Fundamental Document required hereunder, which shall be in full force and effect.

3.1.2         Proof of Corporate Action:.  The Lender shall have received a certificate of the Secretary or an Assistant Secretary, or the equivalent thereof, from the Obligor, dated the date hereof, setting forth resolutions of the Board of Directors, or the equivalent thereof, of the Obligor approving the transactions contemplated by this Agreement and the other Fundamental Documents and authorizing the execution, delivery and performance by such Person of this Agreement and the other Fundamental Documents to which such Person is a party, which certificates shall state that such resolutions are in full force and effect without amendment.

3.1.3         Incumbency Certificates: The Lender shall have received a certificate of the Secretary or Assistant Secretary, or the equivalent thereof, from the Obligor, dated the date hereof, setting forth the names and containing a specimen signature of each officer and director of such Person authorized to sign this Agreement and the other Fundamental Documents to which such Person is a party and to give notices and to take other action on behalf of the Obligor hereunder and in relation to the Collateral.

3.1.4         Bermuda Requirements:  The Lender shall have received a certificate of compliance issued by the Bermuda Regulatory Authority (Registrar of Companies and the Bermuda Monetary Authority) for each of the Parent and the Obligor in form and substance satisfactory to the Lender.

3.1.5         Legal Opinions: The Lender shall have received signed legal opinion of counsel for the Obligor in form and substance satisfactory to the Lender, which opinion shall be addressed to and allow reliance thereon by the Lender and its respective successors and permitted assigns.

3.1.6         Proceedings and Documents:  All corporate and other proceedings and all other matters in connection with the transactions contemplated by this Agreement (including, without limitation, all regulatory and third party approvals), the other Fundamental Documents and all other documents incidental hereto and thereto, including all opinions of counsel, shall be reasonably satisfactory in form and substance to the Lender.

3.1.7         Financial Information:  The Lender is satisfied that the financial data and other information furnished to the Lender by the Obligor is accurate and complete in all material respects and fairly presents in all material respects the financial position and the results of operations for the period indicated therein.

3.1.8         Litigation:  The Lender is satisfied that there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against the Parent or the Obligor, that are reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

3.1.9         Regulations and Policies:  There have been no material changes in governmental regulation or policy affecting the Lender in respect of this Agreement or the Obligor.

3.1.10       Consents and Approvals:  The Obligor and the Lender have obtained all necessary consents and approvals.

3.1.11       Collateral Requirements:  The Lender is satisfied with the Custodian Agreement, the Security Agreement, subordination of custodian Liens and any other relevant documentation required in respect of collateral requirements.

3.2         Additional Conditions Precedent to the Issuance of Letters of Credit

The obligations of the Lender to issue any Letter of Credit under this Agreement on or after the Closing Date (including pursuant to sub-clause 2.1.1) are subject to the further conditions precedent that, both immediately prior to the issuance of such Letter of Credit and also after giving effect thereto:

3.2.1         no Default shall have occurred and be continuing;

3.2.2         the representations and warranties made by the Obligor in this Agreement and each of the Fundamental Documents shall be true and complete in all material respects on and as of the date of the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

3.2.3         there has been no material adverse change in the financial condition, operations, properties, business or prospects of the Parent (taken as a whole) or the Obligor (taken as a whole) since the date of this Agreement;

3.2.4         the Lender shall have received a request for a Letter of Credit as provided in sub-clause 2.1.2;  and

3.2.5         the Lender shall have received evidence satisfactory to it (i) that the Adjusted Collateral Value requesting the issuance of the Letter of Credit is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations, taking into account the amount of the requested Letter of Credit, (ii) that each of the Investments utilized in the calculation of Adjusted Collateral Value has been deposited into the Custodial Account, and (iii) that the aggregate face amount of Tranche A and Tranche B Letters of Credit issued under this Agreement (taking into account the requested Letter of Credit) does not exceed $175,000,000 (United States Dollars).

Each request for a Letter of Credit hereunder shall constitute a certification by the Obligor to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Obligor otherwise notifies the Lender prior to the date of such Letter of Credit issuance, as of the date of such issuance).

4.           REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to issue the Letters of Credit, the Obligor for itself hereby represents and warrants that:

4.1         Corporate Existence and Power

The Obligor (a) is a company or corporation duly organized, validly existing without limitation of its corporate existence and in good standing under the laws of its jurisdiction of organization and (b) has adequate power and authority and legal right to own or hold under lease the properties it purports to own or to hold under lease and to carry on the business in which it is engaged or presently proposes to engage.  The Obligor has adequate power and authority to enter into this Agreement and each of the other Fundamental Documents to which it is a party, to borrow hereunder, to create the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and to perform its obligations under this Agreement and each of the other Fundamental Documents to which it is or is to become a party as contemplated by this Agreement.

4.2         Authority

The execution and delivery by the Obligor of this Agreement and each other Fundamental Document to which it is or is to become a party as contemplated hereby, the obtaining of Letters of Credit hereunder, the pledging of the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and the performance by the Obligor of its obligations in respect of this Agreement and the other Fundamental Documents in accordance with their respective terms, have been duly authorized by all necessary corporate action on the part of the Obligor and do not and will not (a) contravene any provision of the Constituent Documents of the Obligor, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or, except as contemplated by this Agreement, result in the creation or imposition of any Lien pursuant to the terms of any, mortgage, indenture, deed of trust, security agreement, pledge agreement, charge or other instrument to which the Obligor or any of its respective property is bound, (c) violate any law, governmental rule, regulation, order or decree of any court or administrative agency or governmental officer applicable to and binding upon the Obligor, (d) require any waiver, consent or other action by any governmental or regulatory authority or by any trustee or holder of any Indebtedness or obligations of the Obligor or (e) require the approval of the shareholders of the Obligor.

4.3         Binding Effect of Agreement and Other Fundamental Documents

4.3.1         This Agreement has been duly executed and delivered by the Obligor and the agreements contained herein constitute, and the agreements contained in each other Fundamental Document to which the Obligor is or is to become a party will, when each such other Fundamental Document is executed and delivered, constitute valid and legally binding obligations for the Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.2         Each Security Document executed and delivered on or after the date hereof will effectively create the Liens purported to be created thereby and such Liens will be first-priority Liens on the Collateral covered thereby, subject to no other Liens (except Liens in favour of the Custodian).

4.4         Financial Information

The Parent and the Obligor have heretofore furnished to the Lender accurate and complete financial data and other information in all material respects based on its operations in previous years, and said financial data furnished to the Lender is accurate and complete and fairly presents in all material respects the financial position and the results of operations for the period indicated therein in all material respects.

4.5         Pari passu ranking

The Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applicable to the Obligor.

4.6         Material Adverse Change; No Default

There has been no material adverse change in the condition, financial or otherwise, of the Parent or the Obligor since the date of the most recent financial statement and no Default or Event of Default exists with respect to the Obligor.

4.7         Existing Security Interest

No Security exists on or over the assets of the Obligor except as permitted by sub-clause 5.2.1.

4.8         Litigation

There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligor) threatened against the Parent or the Obligor that are reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

4.9         Compliance with Laws and Agreements

The Obligor is in compliance with laws, regulations and orders of any governmental agency or authority applicable to it or its Properties and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10       Winding-up

No meeting has been convened for the winding-up, administration, dissolution or liquidation of the Obligor, no such step is intended by the Obligor and, so far as it is aware, no petition, application or equivalent or analogous procedure under the law of the jurisdiction of the Obligor’s incorporation is outstanding for its winding-up, administration, dissolution or liquidation (save where such petition, application or equivalent or analogous procedure is frivolous or vexatious in nature).

4.11       Reorganizations

No step is intended or has been taken by the Obligor for the reorganization, reconstruction, merger, amalgamation or consolidation (or any equivalent or analogous procedure) of the Obligor save where (i) it will survive such procedure as a separate legal entity and such step or procedure will not have or be likely to have a Material Adverse Effect or (ii) where all the Lenders have provided their prior written consent to such procedure.

4.12       ERISA

The Obligor contributes to Single Employer Plans maintained by its ERISA Affiliate but does not contribute to a Multiemployer Plan.  There exists no Unfunded Pension Liability with respect to any Single Employer Plans, except as would not have a Material Adverse Effect.

For the purposes of this Clause 4.12, “Unfunded Pension Liability” means the excess of an Employee Plan’s liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding an Employee Plan pursuant to Section 412 of the Code for the applicable plan year and “ERISA Affiliate” means, with respect to a company, any Person that would be deemed at any relevant time to be a single employer with the company pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

4.13       Margin Stock

4.13.1       The Obligor is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

4.13.2       None of the extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

4.13.3       Neither the Obligor nor any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

4.14       Anti-Terrorism Laws

4.14.1       Neither the Obligor nor any of its Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

4.14.2       Neither the Obligor nor any of its Affiliates is any of the following:

(a)       a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)       a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)       a person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism law;

(d)       a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)       a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

4.14.3       The Obligor does not (i) to the best of its knowledge, conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) to the best of its knowledge ,deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.15       Custodian

Fleet National Bank has not resigned as Custodian without a successor Custodian being appointed.

4.16       Repeated Representations

Each of the Repeated Representations will be correct and complied with in all material respects on the Issue Date, each date that a Letter of Credit is renewed, reissued and extended as if repeated then by reference to the then existing circumstances.

5.           COVENANTS

5.1         Affirmative Covenants

The Obligor for itself covenants and agrees that so long as any Letter of Credit is outstanding:

5.1.1         Maintenance of Corporate Existence: The Obligor shall maintain its corporate existence.

5.1.2         Reporting Requirements:  The Obligor shall furnish to the Lender:

(a)       Annual GAAP Financial Statements:  Within one hundred twenty (120) days following the end of the Parent’s fiscal year (or, if a registered company, such earlier date as the Parent’s Form 10-K is filed with the Securities and Exchange Commission) copies of:

(i)        the consolidated and consolidating balance sheet of the Parent as at the close of such fiscal year, and

(ii)       the consolidated and consolidating statements of income, changes in surplus and cash flows of the Parent for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of PricewaterhouseCoopers LLP or other firm of independent public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Lender, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Parent as of the end of such fiscal year and the results of operations of the Parent for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

(b)       Quarterly GAAP Financial Statements:  As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period of the Parent (other than the fourth fiscal quarter of any fiscal year), copies of:

(i)        the balance sheet of the Parent as at the end of such fiscal quarter, and

(ii)       the statements of income, changes in surplus and cash flows of the Parent for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Parent as of the end of such period and the results of operations for such period by a senior officer of the Parent, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

(c)       Annual/Quarterly Reports:  Concurrently with the delivery of the financial statements required pursuant to paragraphs (a), (b), (f) and (g) of this Clause, copies of all reports required to be filed with any Applicable Insurance Regulatory Authority in connection with the filing of such financial statements.

(d)       Management Letters:  Subject to the consent of the independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Parent and the Obligor by any independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, as applicable.

(e)       Additional Information:  Such additional information as the Lender, may reasonably request concerning the Parent or the Obligor and for that purpose all pertinent books and other documents relating to its business, affairs and Properties, including Investments as shall from time to time be designated by the Lender.

(f)        Annual Obligor Financial Statements:  As soon as available, and in any event within 90 days after the close of each fiscal year of the Obligor, the summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such fiscal year and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously delivered and certified by the chief financial officer or controller of the Obligor, which certificate shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Obligor and its Subsidiaries as at the dates indicated (subject to normal year-end audit adjustments and the absence of full footnote disclosure).  As soon as available and in any event within 90 days after the close of each fiscal year or such later date as may be required by the Bermuda Companies Law, the SAP Financial Statements for the Obligor for such fiscal year.

(g)       Quarterly Obligor Statements:  As soon as available, and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Obligor, a summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such period and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously provided and certified by the chief financial officer or controller of the Obligor, as presenting fairly in all material respects, on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

(h)       Quarterly Custodial Account Certificate:  The Obligor shall furnish to the Lender quarterly a Custodial Account Certificate substantially in the form of Exhibit D hereto.

(i)        Compliance Certificate: The Obligor shall supply to the Lender, with each set of financial statements delivered pursuant to paragraphs (a), (b) (f) and (g) of this clause, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with sub-clauses 6.1.5 and 6.1.6 as at the date as at which those financial statements were drawn up.  Each

Compliance Certificate shall be signed by the chief financial officer or controller of the Obligor.

(j)        Notification of Default:  The Obligor shall notify the Lender of the occurrence of any Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.

(k)       Material litigation:  The Obligor shall notify the Lender of any litigation proceedings current, or to its knowledge, pending or threatened in writing which are likely to have a Material Adverse Effect.

5.1.3         Minimum Rating:  The Obligor shall at all times maintains a minimum AM Best Financial Strength Rating of B++.

5.1.4         Maintenance of Adjusted Collateral Value:  The Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations.  If the Obligor requests that the Lender issue Letter(s) of Credit in a currency other than US dollars, the Obligor shall deposit additional Collateral in the Custodial Amount the Adjusted Collateral Value of which shall be no less than 120% of the Dollar Equivalent of the face amount of the requested non-US dollar Letter(s) of Credit.  The Obligor agrees that if the Adjusted Collateral Value of the Collateral in the Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations, the Lender may require the Obligor to pay to the Custodian the amount of any such deficiency, which amount shall be payable by no later than 5:00 p.m. (New York time) on the Business Day immediately following the date of notice by the Lender and which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments.  At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, the Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of Clause 1 of the Security Agreement between the Obligor and the Lender.

5.1.5         ERISA:  The Obligor shall not:

(a)       allow, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to allow (i) any Single Employer Plan with respect to which the Obligor or its ERISA Affiliates which are Subsidiaries of the Obligor may have any liability to terminate, (ii) the Obligor or any of its ERISA Affiliates which are Subsidiaries of the Obligor to withdraw from any Single Employer Plan and, if applicable, a Multiemployer Plan, or (iii) any

Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Single Employer Plans, to the extent that any of the events described in (i), (ii) or (iii), singly or in the aggregate, could have a Material Adverse Effect; or

(b)       fail, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to fail, to comply with ERISA or other related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

5.1.1         Financial Testing: The financial covenant set out in this sub-clauses 6.1.5 and 6.1.6 below shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to sub-clause 5.1.2(i) (Compliance Certificate).

5.2         Negative Covenants

5.2.1          Negative Pledge:

(a)       Neither the Obligor nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except as set out in paragraph (b) below.

(b)       Paragraph (a) above does not apply to:

(i)        Liens created pursuant to the Security Documents;

(ii)       Liens existing on the date hereof and listed on Schedule 1 (Existing Encumbrances) hereto;

(iii)      Liens securing repurchase agreements constituting a borrowing of funds by the Obligor or any of its Subsidiaries in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

(iv)     Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date;

(v)      Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Obligor or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;

(vi)     Liens securing obligations owed by the Obligor or any of its Subsidiaries to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(vii)    Liens securing insurance obligations of the Obligor or any of its Subsidiaries owed to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;

(viii)   Liens on investments and cash balances of the Obligor or any of its Subsidiaries securing obligations of the Obligor or any of its Subsidiaries in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Obligor or any of its Subsidiaries;

(ix)      inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(x)       Liens in respect of property or assets of the Obligor or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Obligor’s or any such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Obligor or any Subsidiary of the Obligor or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(xi)      licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;

(xii)          easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;

(xiii)         Liens arising out of the existence of judgments or awards not constituting an Event of Default under Clause 6.1;

(xiv)        Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xv)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Obligor or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(xvi)        Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the sub-paragraphs of this sub-clause 5.2.1, provided that such Indebtedness is not increased and is not secured by any additional assets;

(xvii)       Liens in respect of property or assets of the Obligor or any of its Subsidiaries securing Indebtedness of the type described in sub-paragraphs (vi) or (x) of the definition of “Permitted Indebtedness”;

(xviii)      Liens in respect of property or assets of any Subsidiary of the Obligor securing Indebtedness of the type described in paragraph (ix) of the definition of “Permitted Indebtedness”; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Parent secured by Liens incurred pursuant to paragraph (b)(xx) of sub-clause 5.2.1 exceed at any time 5% of Net Worth of the Parent at the time of incurrence of any new Liens under this paragraph (xviii);

(xix)         Liens in respect of property or assets of the Obligor securing Indebtedness of the Obligor in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Obligor, in each case in the ordinary course of business; and

(xx)     in addition to the Liens described in sub-paragraphs (i) through (xix) above, Liens securing obligations of the Parent; provided that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of outstanding Indebtedness of the Obligor or any of its Subsidiaries pursuant to paragraph (ix) of the definition of “Permitted Indebtedness”, exceed at any time 5% of Net Worth of the Parent at the time of incurrence of any new Liens under this paragraph (xx).

5.2.2         Disposals:

(a)       The Obligor shall not nor will it permit any of its Subsidiaries to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph (a) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except as set forth in paragraph (b) below.

(b)       Paragraph (a) above does not apply to:

(i)        any Disposition of used, worn out, obsolete or surplus property of the Obligor or any of its Subsidiaries in the ordinary course of business; or

(ii)       license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Obligor or any of its Subsidiaries; or

(iii)      the Disposition of cash, cash equivalents and investment securities; or

(iv)     the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation; or

(v)      the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement; or

(vi)     the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Obligor or any of its Subsidiaries; or

(vii)    dividends; or

(viii)   any ceding of insurance or reinsurance in the ordinary course of business; or

(ix)      any Disposition by the Obligor or any of its Subsidiaries of any Non-Core Asset (as defined in the Subscription Agreement) or as set forth in Schedule 3 (Dispositions); or

(x)       Dispositions by the Obligor or any of its Subsidiaries of properties or assets having an aggregate fair value (as determined in good faith by the board of directors of the Obligor) of less than $1,000,000; or

(xi)      Dispositions by the Obligor or any of its Subsidiaries of any of its respective properties or assets to the Parent, to any wholly-owned Subsidiary of the Parent or (except as to property or assets consisting of the capital stock of Subsidiaries) to Alternative Re Holdings Limited; or

(xii)     other Dispositions to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Obligor), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions under this paragraph (xii) previously consummated during the same fiscal year of the Obligor (as determined in good faith by the board of directors or senior management of the Obligor), does not constitute more than 10% of the consolidated assets of the Group as of the last day of the most recently ended fiscal year of the Group.

5.2.3         Financial Indebtedness:  The Obligor shall not incur or permit to subsist, and shall not permit any of its Subsidiaries to incur or subsist, any Indebtedness except Permitted Indebtedness.

5.2.4         Definitions:  In this Clause 5.2 the following terms have the following meanings.

(a)       “Acquired Indebtedness” means Indebtedness of the Obligor or any of its Subsidiaries acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness), provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

(b)       “Permitted Indebtedness” means:

(i)        Indebtedness of the Obligor or any of its Subsidiaries incurred pursuant to this Agreement or the JPMorgan Credit Agreement (as defined in item 3 of Schedule 1 (Existing Indebtedness));

(ii)       Indebtedness of the Obligor or any of its Subsidiaries existing on the date hereof and listed on Schedule 2 (Existing Indebtedness) and refinancings by the Obligor or any of its Subsidiaries thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereof and fees and expenses associated therewith;

(iii)      Indebtedness of the Obligor or any of its Subsidiaries under any Rate Hedging Obligations, in each case entered into to protect the Obligor or such Subsidiary against fluctuations in interest rates, currency exchange rates or other rate fluctuations and not entered into for speculative purposes;

(iv)     Any Indebtedness owed by the Obligor or any of its Subsidiaries to the Parent or any of its Subsidiaries;

(v)      Indebtedness in respect of purchase money obligations and Capital Lease Obligations of the Obligor or any of its Subsidiaries, and refinancings thereof; provided that the aggregate principal amount of all such Capital Lease Obligations does not exceed at any time outstanding $25,000,000 at the time of incurrence of any new Indebtedness under this sub-paragraph (v);

(vi)     Indebtedness of the Obligor or any of its Subsidiaries in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Obligor or such Subsidiary, in each case in the ordinary course of business;

(vii)    Indebtedness of the Obligor or any of its Subsidiaries incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(viii)   Acquired Indebtedness of the Obligor or any of its Subsidiaries;

(ix)      additional Indebtedness of the Obligor or any of its Subsidiaries not otherwise permitted under sub-paragraph (i) through (viii) of this definition which, when added to the aggregate amount of all outstanding Indebtedness obligations secured by Liens incurred by the Obligor or any of its Subsidiaries pursuant to paragraph 5.2.1(b)(xx), shall not exceed at any time outstanding 5% of the Group’s Net Worth at the time of incurrence of any new Indebtedness under this paragraph (ix).

(x)       Indebtedness arising from Guarantees made by the Obligor or any of its Subsidiaries of Indebtedness of the type described in sub-paragraphs (i) through (ix) of this definition.

(c)       “Subscription Agreement” means the Subscription Agreement, dated as of October 24, 2001, as amended as of November 20, 2001, by and among the Parent and the other parties thereto.

6.           EVENTS OF DEFAULT AND REMEDIES

6.1         Events of Default Defined

With respect to the Obligor, each of the following is an “Event of Default:”

6.1.1         failure by the Obligor to pay any amount payable by it hereunder on the date due;

6.1.2         if the validity or enforceability of any Security Document to which the Obligor is a party shall be contested by any Person;

6.1.3         if any representation or warranty made by or on behalf of the Obligor in this Agreement, in any other Fundamental Document or in any certificate, report or financial or other statement furnished to the Lender at any time under or in connection with this Agreement, any other Fundamental Document or any other such document or agreement shall have been untrue in any material respect when made or deemed to have been made;

6.1.4         default by the Obligor in the observance or performance of its covenants set forth in (i) Clause 5; or (ii) default by the Obligor in the observance or performance of its obligation to maintain the value of the Custodial Account maintained in its name in accordance with Clause 1 of the Security Agreement between it and the Lender;

6.1.5         failure by the Parent to maintain a minimum Net Worth that is at any time less than the sum of: (i) $1,400,000,000; (ii) the Net Cash Proceeds of any common or preferred equity raised by the Parent after the date of this Agreement; and (iii) 40% (forty percent) of Consolidated Net Income for each financial year of the Parent:

(a)       in this sub-clause (a) the following term has the following meaning.

(i)        “Net Cash Proceeds” means for any issuance of equity, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such issuance, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith).

6.1.6         the Parent Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Parent is greater than 0.35:1.00.  For purposes of this sub-clause 6.1.6:

(a)       “Parent Leverage Ratio” means, at any time, the ratio of (i) Consolidated Indebtedness at such time to (ii) Consolidated Total Capital at such time;

(b)       “Consolidated Indebtedness” means, as of any date of determination, (i) all Indebtedness of the Group which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person (other than any member of the Group) as to which any member of the Group has created a Guarantee (but only to the extent of such Guarantee).  For the avoidance of doubt, “Consolidated Indebtedness” shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof; and

(c)       “Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Net Worth of the Parent at such time;

6.1.7         the Parent permits, creates, assumes, incurs or suffers to exist any Lien on any asset, tangible or intangible, now owned or hereafter acquired, other than in the same manner, and subject to the same limitations, as otherwise permitted under sub-clause (b) of Clause 5.2.1 (Negative Pledge) and except as set out on Schedule 1 (Existing Encumbrances); for the avoidance of doubt for this purpose, reference to “Subsidiaries”  (including in the definition of “Permitted Indebtedness”) shall include Subsidiaries of the Parent;

6.1.8         the Parent making a Disposition (as defined in sub-clause 5.2.2 (a)) of any of its properties or assets, tangible or intangible, other than in the same manner, and subject to the same limitations, as otherwise permitted under sub-clause (b) of Clause 5.2.2 (Disposals) and except as set out in Schedule 3 (Dispositions); for the avoidance of doubt for this purpose, references to “Subsidiaries” includes Subsidiaries of the Parent;;

6.1.9         non-compliance by the Parent or its ERISA Affiliates of the covenant set forth in Clause 5.1.5 (ERISA);

6.1.10       default by the Obligor in the observance or performance of any other covenant or agreement contained in this Agreement or any other Fundamental Document and the continuance thereof unremedied for 10 days after receipt by the Obligor of written notice of the default from the Lender;

6.1.11       an order shall be made by a competent court or a resolution shall be passed for the winding up or dissolution or rehabilitation of the Parent or the Obligor save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement on terms approved by the Lender (not involving the insolvency of the Parent or the Obligor) and save that if any such order or resolution is sought in an involuntary proceeding against any the Person, such Person shall have thirty (30) days from the commencement of such proceeding to obtain an order staying, vacating or dismissing such proceedings, or a petition shall be presented to, or an order shall be made by a competent court for the appointment of, an administrator of the Parent or the Obligor and such petition or order shall not have been stayed, vacated or dismissed within thirty (30) days after the presentation of such petition or the making of such order;

6.1.12       the Parent or the Obligor shall cease to carry on the whole or substantially the whole of its business, save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement (not involving or arising out of the insolvency of the Parent or the Obligor) which is permitted hereunder, or the Parent or the Obligor shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent by any competent court in a voluntary or involuntary bankruptcy or insolvency proceeding and, in the case of an involuntary proceeding, such adjudication or finding is not stayed, vacated or dismissed for thirty (30) days, or shall enter into any composition or other similar arrangement with its creditors generally;

6.1.13       a receiver, administrator, liquidator or other similar official shall be appointed in relation to the Parent or the Obligor or in relation to the whole or a substantial part of its assets or to the Collateral or a distress, execution or other process shall be levied or enforced upon or out against, or any encumbrance shall take possession of, the whole or a substantial part of its assets or the Collateral and in any of the foregoing cases, such action or person shall not be discharged, dismissed, vacated, stayed or bonded within thirty (30) days;

6.1.14       any seizure, vesting or intervention by or under authority of a government occurs, by which the Parent’s or the Obligor’s management is displaced or its authority in the conduct of its business is curtailed;

6.1.15       default by the Parent or the Obligor in (i) any payment of principal of or interest of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all Indebtedness under paragraphs (i) and (ii) of this sub-clause 6.1.15 which would then become due and payable would equal or exceed, in the case of the Parent or the Obligor, $15,000,000; or

6.1.16       One or more judgments or decrees shall be entered against the Parent or the Obligor involving in the aggregate a liability (to the extent not paid or covered by insurance) of, in the case of the Parent or the Obligor, $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof.

6.2         Remedies

6.2.1         Without limiting any other rights or remedies of the Lender provided for elsewhere in this Agreement or any other Fundamental Document, or by applicable law, or in equity, or otherwise, (i) if any Event of Default shall occur and be continuing with respect to the Obligor, the Lender may, by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor, and (ii) if any Event of Default shall occur and be continuing with respect to the Parent, the Lender may, by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor.  The Lender may immediately take any and all remedies with respect to the Collateral permitted by the Security Documents.

6.2.2         Upon declaration as provided for above, the Obligor shall, as specified in written notice by the Lender, either (i) immediately deliver to the Lender, any amounts required to be paid in accordance with sub-clause 6.2.1 hereof (the “Letter of Credit Amount”), or (ii) with the consent of the Beneficiary or Beneficiaries thereof, cause any Letters of Credit to be cancelled forthwith in a manner satisfactory to the Lender.  In addition to providing the Letter of Credit Amount, the Obligor shall provide the Lender with any documentation as the Lender may from time to time request to perfect its rights in the Letter of Credit Amount, including, without limitation, pledge agreements and financing statements in form and substance satisfactory to the Lender.  The Lender shall hold the Letter of Credit Amount in its own name, for the exclusive purpose of applying such Letter of Credit Amount toward the immediate payment of amounts which are thereafter drawn under any Letter of Credit, and, to the extent of such payment, the Reimbursement Obligations shall be deemed to be satisfied.  Upon the expiry date of all Letters of Credit, any Letter of Credit Amount remaining after satisfaction of all Reimbursement Obligations shall be remitted to the order of the relevant Obligor.  The Obligor shall remain liable for the relevant amount of any deficiency in respect of its Letter of Credit Obligations and Reimbursement Obligations.

6.2.3         Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, no Letter of Credit shall be issued, renewed or extended under this Agreement without the consent of the Lender.

7.           MISCELLANEOUS

7.1         Amendments and Waivers

No amendment or waiver of any provision of this Agreement or any other Fundamental Document nor consent to any departure by the Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Obligor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.2         Addresses for Notices

All notices and other communications provided for hereunder shall be in writing unless otherwise stated herein and shall be delivered by e-mail, fax, hand delivery, or recognized courier service that provides delivery within two Business Days:

if to Arch Reinsurance Ltd., at:

Wessex House

45 Reid Street

Hamilton HM 12

Bermuda

Attn:  Controller

Telephone:  +1 (441) 278-9200

Facsimile:  +1 (441) 278-9230

E-mail:  michelle.seymour@archreinsurance.bm

if to the Lender, at

54 Lombard Street

London EC3V 9EX

England

Attn:  Richard Askey/Malcolm Heard/Brendan Mahoney

Telephone:  +44 (0) 207 699 3124/3314 or switchboard +44 (0) 207 699 5000

Facsimile:  +44 (0) 207 699 2407

E-mail: Richard.G.Askey@barclayscorporate.com

Malcolm.Heard@barclayscorporate.com or Brendan.Mahoney@barclayscorporate.com and shall be effective when delivered at the address specified in or pursuant to this Clause, or such other address notified to the other party in writing.

7.3         Successors and Assigns

This Agreement is a continuing obligation of the Obligor and shall, until the date on which all amounts due and owing hereunder are paid in full (i) be binding upon the Obligor, its successors and assigns, and (ii) inure to the benefit of and be enforceable by the Lender and its successors and assigns, provided that any assignment of this Agreement or any part hereof by the Obligor shall be void.

7.4         Payment of Expenses and Taxes; Indemnities

7.4.1         (i) The Obligor hereby agrees to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and attention to the execution of the Fundamental Documents, and of documents embodying or relating to amendments, waivers or consents with respect to any of the foregoing, including the reasonable fees and out-of-pocket costs and expenses of counsel to the Lender, (ii) the Obligor agrees to pay and to save the Lender from all registration, recording and filing fees and all liabilities with respect to, or resulting from, any delay by the Obligor in paying stamp and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, any of the Fundamental Documents or any amendment, waiver or consent with respect thereto or the consummation of any of the transactions contemplated thereby, (iii) the Obligor agrees to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the preparation and attention to the execution and issuance of Letters of Credit issued at the request of the Obligor and (iv) the Obligor agrees to pay or reimburse the Lender for all out-of-pocket costs and expenses incurred by it in connection with the enforcement or preservation of any rights against the Obligor under or in respect of this Agreement and the other Fundamental Documents (including the fees and expenses of lawyers retained by the Lender, including the allocated costs of internal counsel, and remuneration paid to agents and experts not in the full-time employ of the Lender for services rendered on behalf of the Lender) on a full indemnity basis.  All such amounts will be paid by the Obligor on demand.

7.4.2         The Obligor agrees to indemnify the Lender, and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, losses, liabilities, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising as a consequence of (i) any failure by the Obligor to pay the Lender, as required under this Agreement, punctually on the due date thereof, any amount payable by the Obligor to the Lender or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Reimbursement Obligations, except to the extent caused by the Lender’s negligence or wilful misconduct or breach of this Agreement.  Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Lender in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Obligor to the Lender or (ii) any losses incurred or sustained by the Lender in liquidating or reemploying funds acquired by the Lender from third parties.

7.4.3         The Obligor agrees to indemnify the Lender, and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, liabilities, losses, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) with respect to the Obligor relating to any transaction contemplated by this Agreement or any other Fundamental Document, any actions or omissions of the Obligor or any of the Obligor’s directors, officers, employees or agents in connection with this Agreement or any other Fundamental Document, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified).

7.5         Right of Set-Off

The Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to the Obligor) held by it for the account of the Obligor at any of the Lender’s offices, in Dollars or in any other currency, against any amount payable by the Obligor under this Agreement or any Letter of Credit that is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify the Obligor thereof, provided that the Lender’s failure to give such notice shall not affect the validity thereof.  In furtherance thereof, the Obligor hereby grants to the Lender, a continuing Lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Obligor, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of Fleet National Bank and its successors and assigns or in transit to any of them.  At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by the Obligor), the Lender may setoff the same or any part thereof and apply the same to any liability or obligation of the Obligor even though unmatured and regardless of the adequacy of any other collateral securing the Obligor’s obligations hereunder.  ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGOR’S OBLIGATIONS HEREUNDER, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  At the option of the Lender, if there is a separate revolving line of credit, line of credit, or other credit facility existing between the Lender and the Obligor, the Lender is irrevocably authorized to satisfy the Obligor’s reimbursement obligation to the Lender, in whole or in part, by making an advance under such facility.

7.6         Governing Law

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflicts of law principles thereof.

7.7         Consent to Jurisdiction

The Obligor hereby expressly submits to the non-exclusive jurisdiction of all federal and state courts sitting in the State of New York, and agrees that any process or notice of motion or other application to any of said courts or a judge thereof may be served upon the Obligor within or without such court’s jurisdiction by registered or certified mail, return receipt requested, or by personal service, at the Obligor’s address (or at such other address as the Obligor shall specify by a prior notice in writing to the Lender), provided reasonable time for appearance is allowed.  The Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue to any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state courts sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, the Lender may sue the Obligor in any jurisdiction where the Obligor or any of its assets may be found and may serve legal process upon the Obligor in any other manner permitted by law.

7.8         Waiver of Jury Trial

THE OBLIGOR AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE FUNDAMENTAL DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS.

7.9         Interest

All agreements between the Lender and the Obligor are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Lender and the Obligor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfilment of any provision hereof or of any of the agreements executed herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Obligor and the Lender.

7.10       Confidentiality

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Obligor or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Clause 7.10.  For the purposes of this Clause 7.10, “information” means all information received by the Lender relating to the Parent or Obligor or any Subsidiary of the Parent or Obligor or their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Parent or Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Clause 7.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or the Lender has treated such Information in a manner consistent with banking industry standards for the treatment of confidential information.  Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  The provisions of this Clause 7.10 shall survive the Facility Termination Date and the Letter of Credit Obligations hereunder.

7.11       Table of Contents and Captions

The Table of Contents hereof and captions herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.12       Integration

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Letter of Credit and Reimbursement Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

7.13       Counterparts

This Agreement may be executed in multiple counterparts each of which shall be an original and all of which when taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD., as Obligor

By:

Name:

Title:

BARCLAYS BANK PLC, as Lender

By:

Name:

Title: